Exhibit 99

Chrysler Financial	Distribution Date:	08-Sep-04
DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)		Page 1 of 2

Payment Determination Statement Number	2
Distribution Date	08-Sep-04

Dates Covered	From and Including	To and Including
Collections Period	01-Aug-04	31-Aug-04
Accrual Period	09-Aug-04	07-Sep-04
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	88,629	1,558,118,426.57
Collections of Installment Principal		30,865,212.59
Collections Attributable to Full Payoffs		25,685,065.20
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		43,756.55

Pool Balance — End of Period	86,896	1,501,524,392.23

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	1,591,599,286.14
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	94.34%
Ending O/C Amount	97,779,334.43
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	106.97%
Cumulative Net Losses	34,778.07
Net Loss Ratio (3 mo. Weighted Avg.)	0.02680%
Cumulative Recovery Ratio	31.77%
60+ Days Delinquency Amount	835,198.39
Delinquency Ratio (3 mo. Weighted Avg.)	0.03010%
Weighted Average APR	6.123%
Weighted Average Remaining Term (months)	51.68
Weighted Average Seasoning (months)	10.79

Chrysler Financial	Distribution Date:	08-Sep-04
DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)		Page 2 of 2

Cash Sources
Collections of Installment Principal	30,865,212.59
Collections Attributable to Full Payoffs	25,685,065.20
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	15,397.44	Pool Balance	1,501,524,392.23
Collections of Interest	8,273,012.00	Yield Supplement O/C Amount	(61,285,062.49)

Investment Earnings	36,230.37	Adjusted Pool Balance	1,440,239,329.74
Reserve Account	3,750,000.00

Total Sources	68,624,917.60	Total Securities	1,403,745,057.80

		Adjusted O/C Amount	36,494,271.94
Cash Uses
Servicer Fee	1,298,432.02	Target Overcollateralization Amount	72,011,966.49
A Note Interest	3,220,169.55
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	145,875.00
Reserve Fund	3,750,000.00	O/C Release	0.00
Regular Principal Distribution Amount	60,210,441.03
Distribution to Certificateholders	0.00

Total Cash Uses	68,624,917.60

Administrative Payment
Total Principal and Interest Sources	68,624,917.60
Investment Earnings in Trust Account	(36,230.37)
Daily Collections Remitted	(64,804,522.78)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,298,432.02)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(1,264,267.57)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Class A-1 380,000,000 @ 1.72%	343,955,498.83	283,745,057.80	60,210,441.03	158.4485290	493,002.88	1.2973760	380000000
Class A-2 427,000,000 @ 2.48%	375,000,000.00	375,000,000.00	0.00	0.0000000	775,000.00	2.0666667	375000000
Class A-3 366,000,000 @ 3.18%	480,000,000.00	480,000,000.00	0.00	0.0000000	1,272,000.00	2.6500000	480000000
Class A-4 282,000,000 @ 3.71%	220,000,000.00	220,000,000.00	0.00	0.0000000	680,166.67	3.0916667	220000000
Class B 45,000,000 @ 3.89%	45,000,000.00	45,000,000.00	0.00	0.0000000	145,875.00	3.2416667	45000000

Total Notes	1,463,955,498.83	1,403,745,057.80	60,210,441.03		3,366,044.55		1,500,000,000.00

* Class A-1 Interest is computed on an Actual/360 Basis. Days in current period	30